Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and “Financial Statements and Experts”, and to the use of our reports dated October 12, 2006 with respect to Advantage Funds, Inc.-Dreyfus Premier Strategic Value Fund and December 14, 2005 with respect to Dreyfus Premier Value Equity Funds-Dreyfus Premier Value Fund, which are incorporated by reference in this Registration Statement on Form N-14 of Advantage Funds, Inc.-Dreyfus Premier Strategic Value Fund.

ERNST & YOUNG LLP

New York, New York
November 21, 2006